Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES RECORD FIRST QUARTER EARNINGS; CONFIRMS FULL YEAR EARNINGS GUIDANCE

Highlights

•Record net income of $0.66 per diluted share
•Record adjusted net income of $0.75 per diluted share
•Volume increases of 9 percent in each of the Dispensing and Specialty Closures segment and Metal Container segment
•Issued $500 million of 1.4% Senior Secured Notes due 2026
•Increased cash dividend per share by 16.7 percent

STAMFORD, CT, April 28, 2021 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, today reported record first quarter 2021 net income of $73.3 million, or $0.66 per diluted share, as compared to first quarter 2020 net income of $57.6 million, or $0.52 per diluted share.
Adjusted net income per diluted share was a record $0.75 for the first quarter of 2021, after adjustments increasing net income per diluted share by $0.09. Adjusted net income per diluted
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SILGAN HOLDINGS
April 28, 2021

share was a record $0.57 for the first quarter of 2020, after adjustments increasing net income per diluted share by $0.05. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“We are very pleased to report continued record financial performance in the first quarter of 2021, with a 20% increase in sales and a 32% increase in adjusted earnings per diluted share over the previous record first quarter of 2020,” said Tony Allott, Chairman and CEO. “Our businesses exceeded a very strong prior year quarter that had been positively impacted by the initial pantry stocking in response to the global Covid-19 outbreak, and earnings grew solidly despite power and supply chain disruptions associated with winter storms across the southern U.S. and unparalleled increases in resin costs,” continued Mr. Allott.

“As we began 2021, we renamed two of our segments to better capture the evolving nature of their products and ongoing strategic focus. Our Dispensing and Specialty Closures segment, formerly Closures, lead the way in the first quarter with significant growth and profit expansion driven by continued strength in the personal care, hygiene and health care markets and an early recovery in the fragrance market. This segment is now our largest in terms of profit and is expected to continue to grow as markets recover and our recently combined management team continues to deliver the Silgan customer service and operating models in these strategic markets. As expected, our industry leading Metal Container segment posted further volume growth over the record first quarter of 2020 as consumers continued to value the cost, quality and sustainable advantage of these products. Segment income in Metal Containers continued to benefit from strong volumes which further propelled us to incur one-time investments in hiring and training costs associated with a spike in onboarding new employees to more efficiently support increased demand levels. In addition, Metal Containers segment income was negatively impacted by higher costs due to operational challenges associated with winter storm Uri and rationalization charges in our European operations. Our Custom Containers segment, formerly Plastic Containers, continued to benefit from a more favorable mix of products sold and strong operational performance, partially offset by delays in passing through unprecedented resin inflation experienced late in the quarter,” continued Mr. Allott.
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SILGAN HOLDINGS
April 28, 2021

“We are confirming our outlook for full year 2021 adjusted earnings per diluted share in a range of $3.30 to $3.45, which had envisioned this strong start to the year and continuing strong demand for our products and represents a 10.3 percent increase at the midpoint over record 2020 levels. For the second quarter of 2021, we anticipate adjusted earnings per diluted share in a range of $0.75 to $0.85, as compared to a record $0.85 in the second quarter of 2020 and significantly in excess of any previous second quarter. The second quarter of 2020 benefited from an outsized liquidation of inventory to meet significant customer demand as home lockdowns were enacted across the globe. Our current year second quarter estimate anticipates continued strong product demand, which will be partially offset by a significant impact from contractual lags in passing through the unprecedented inflation in resin and other raw materials. Our full year earnings estimate assumes a subsequent benefit, as we anticipate benefiting from the lagged pass through of these costs as they return to more normal levels,” concluded Mr. Allott.

Net sales for the first quarter of 2021 were $1.24 billion, an increase of $207.7 million, or 20.2 percent, as compared to the same period in the prior year. This increase was the result of higher net sales in all of the segments.

Income before interest and income taxes for the first quarter of 2021 was a record $126.6 million, an increase of $24.5 million, or 24.0 percent, as compared to $102.1 million for the first quarter of 2020, and margins increased to 10.2 percent from 9.9 percent for the same periods. The increase in income before interest and income taxes was the result of higher income in the Dispensing and Specialty Closures and Custom Containers segments and lower corporate expenses primarily related to prior year costs for one-time plant employee incentive payments and announced acquisitions, partially offset by higher rationalization charges. Rationalization charges were $10.3 million and $2.8 million in the first quarters of 2021 and 2020, respectively.

Interest and other debt expense before loss on early extinguishment of debt for the first quarter of 2021 was $26.4 million, an increase of $3.0 million as compared to the first quarter of 2020. This increase was primarily due to higher weighted average outstanding borrowings during the quarter as a result of the acquisition of the dispensing operations of the Albéa Group in the second quarter of 2020, partially offset by lower weighted average interest rates during the
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April 28, 2021

current quarter due to lower variable market rates. Loss on early extinguishment of debt was $0.9 million and $1.5 million in the first quarters of 2021 and 2020, respectively.

The effective tax rates were 26.2 percent and 25.4 percent for the first quarters of 2021 and 2020, respectively. The effective tax rate for the first quarter of 2021 was unfavorably impacted by higher income in less favorable tax jurisdictions.

The Company published its inaugural sustainability report today, which outlines the positive impact of its products and the progress in further reducing its environmental footprint. This report is available on the Company's website.

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $509.3 million in the first quarter of 2021, an increase of $152.1 million, or 42.6 percent, as compared to $357.2 million in the first quarter of 2020. This increase was primarily the result of higher unit volumes of approximately 9 percent, the pass through of higher raw material costs, a more favorable mix of products sold and favorable foreign currency translation. The increase in unit volumes was principally the result of volumes from the dispensing operations of Albéa acquired in June 2020 and continued higher volume demand across the product offerings.

Segment income of the Dispensing and Specialty Closures segment for the first quarter of 2021 increased $20.5 million to a record $65.7 million as compared to $45.2 million in the first quarter of 2020, and segment income margin increased to 12.9 percent from 12.7 percent for the same periods. The increase in segment income was primarily due to higher unit volumes, a more favorable mix of products sold and strong operating performance, partially offset by the unfavorable impact in the current year period from the delayed pass through of significantly higher resin costs, higher rationalization charges and foreign currency transaction losses in the current year period. Rationalization charges were $5.2 million and $0.7 million in the first quarters of 2021 and 2020, respectively.

Metal Containers
Net sales of the Metal Container segment were $554.1 million for the first quarter of 2021, an increase of $45.6 million, or 9.0 percent, as compared to $508.5 million in the first quarter of
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April 28, 2021

2020. This increase was primarily the result of higher unit volumes of approximately 9 percent, the pass through of higher raw material and other costs and favorable foreign currency translation, partially offset by a higher percentage of smaller cans sold. The increase in unit volumes was primarily due to continued high consumer demand levels for food cans.

Segment income of the Metal Container segment in the first quarter of 2021 was $45.6 million, a decrease of $1.9 million as compared to $47.5 million in the first quarter of 2020, and segment income margin decreased to 8.2 percent from 9.3 percent over the same periods. The decrease in segment income was primarily attributable to higher production costs principally due to challenges from severe weather conditions and one-time investments in hiring and training new employees, a higher percentage of smaller cans sold and higher rationalization charges, partially offset by higher unit volumes and higher pension income. Rationalization charges were $5.0 million and $2.0 million in the first quarters of 2021 and 2020, respectively.

Custom Containers
Net sales of the Custom Container segment were $174.7 million in the first quarter of 2021, an increase of $10.0 million, or 6.1 percent, as compared to $164.7 million in the first quarter of 2020. This increase was principally due to a more favorable mix of products sold, the pass through of higher raw material costs and favorable foreign currency translation. Aggregate volumes in 2021 were comparable to prior year record volumes as consumer goods and pet food products continued to experience strong demand, offset by lower volumes in hygiene products which had a significant surge in the prior year period.

Segment income of the Custom Container segment in the first quarter of 2021 was $24.5 million, an increase of $2.5 million as compared to $22.0 million in the first quarter of 2020, and segment income margin increased to 14.0 percent from 13.4 percent over the same periods. The increase in segment income was primarily attributable to a more favorable mix of products sold and strong operating performance, partially offset by the unfavorable impact in the current year period from the delayed pass through of significantly higher resin costs.

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SILGAN HOLDINGS
April 28, 2021

Outlook for 2021
The Company maintained its estimate of adjusted net income per diluted share for the full year of 2021 in the range of $3.30 to $3.45, a 10.3 percent increase at the midpoint of such range over record adjusted net income per diluted share of $3.06 in 2020.

The Company is also providing an estimate of adjusted net income per diluted share for the second quarter of 2021 in the range of $0.75 to $0.85, as compared to a record $0.85 in the second quarter of 2020. The second quarter of 2020 benefited from an outsized liquidation of inventory to meet strong customer demand as pantries were filled at the beginning of the Covid-19 outbreak. The current year second quarter estimate anticipates continued strong product demand, which will be partially offset by a significant impact from contractual lags in passing through the unprecedented inflation in resin and other raw materials.

The full year and second quarter estimates of adjusted net income per diluted share for 2021 exclude the impact from rationalization charges and loss on early extinguishment of debt and are predicated on the ability to continue to obtain adequate raw material supply and to benefit from the lagged pass through of higher resin costs as these costs return to more normal levels.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2021 at 11:00 a.m. eastern time on April 28, 2021. The toll free number for those in the U.S. and Canada is (888) 204-4368, and the number for international callers is (313) 209-4906. For those unable to listen to the live call, a taped rebroadcast will be available through May 12, 2021. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code for the rebroadcast is 3900418.

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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $4.9 billion in 2020. Silgan operates 109 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care,
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April 28, 2021

garden, home, personal care and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2020 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions, except per share amounts)

	2021	2020

Net sales	$1,238.1	$1,030.4

Cost of goods sold	1,016.6	845.3

Gross profit	221.5	185.1

Selling, general and administrative expenses	97.4	89.9

Rationalization charges	10.3	2.8

Other pension and postretirement income	(12.8)	(9.7)

Income before interest and income taxes	126.6	102.1

Interest and other debt expense before loss on early extinguishment of debt	26.4	23.4

Loss on early extinguishment of debt	0.9	1.5

Interest and other debt expense	27.3	24.9

Income before income taxes	99.3	77.2

Provision for income taxes	26.0	19.6

Net income	$73.3	$57.6

Earnings per share:
Basic net income per share	$0.66	$0.52
Diluted net income per share	$0.66	$0.52

Cash dividends per common share	$0.14	$0.12

Weighted average shares (000's):
Basic	110,206	110,862
Diluted	111,030	111,432

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2021	2020
Net sales:
Dispensing and Specialty Closures	$509.3	$357.2
Metal Containers	554.1	508.5
Custom Containers	174.7	164.7
Consolidated	$1,238.1	$1,030.4

Segment income:
Dispensing and Specialty Closures (a)	$65.7	$45.2
Metal Containers (b)	45.6	47.5
Custom Containers (c)	24.5	22.0
Corporate (d)	(9.2)	(12.6)
Consolidated	$126.6	$102.1

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2021	2020	2020
Assets:
Cash and cash equivalents	$190.1	$614.8	$409.5
Trade accounts receivable, net	738.1	600.7	619.5
Inventories	788.6	697.8	677.5
Other current assets	102.4	69.0	92.6
Property, plant and equipment, net	1,811.6	1,553.9	1,840.8
Other assets, net	2,810.7	1,992.3	2,871.7
Total assets	$6,441.5	$5,528.5	$6,511.6

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$960.0	$789.2	$1,163.5
Current and long-term debt	3,358.4	3,029.2	3,251.3
Other liabilities	846.7	689.5	843.9
Stockholders' equity	1,276.4	1,020.6	1,252.9
Total liabilities and stockholders' equity	$6,441.5	$5,528.5	$6,511.6

(a) Includes rationalization charges of $5.2 million and $0.7 million in 2021 and 2020, respectively.
(b) Includes rationalization charges of $5.0 million and $2.0 million in 2021 and 2020, respectively.
(c) Includes rationalization charges of $0.1 million for each of 2021 and 2020.
(d) Includes costs attributed to announced acquisitions of $2.3 million in 2020.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2021	2020
Cash flows provided by (used in) operating activities:
Net income	$73.3	$57.6
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	60.9	51.1
Rationalization charges	10.3	2.8
Loss on early extinguishment of debt	0.9	1.5
Other changes that provided (used) cash, net of effects from acquisition:
Trade accounts receivable, net	(103.5)	(104.0)
Inventories	(118.1)	(69.0)
Trade accounts payable and other changes, net	(96.0)	(108.2)
Net cash used in operating activities	(172.2)	(168.2)

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	—	(39.8)
Capital expenditures	(68.8)	(65.1)
Other investing activities	0.4	0.5
Net cash used in investing activities	(68.4)	(104.4)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(16.1)	(13.8)
Changes in outstanding checks - principally vendors	(84.2)	(79.0)
Shares repurchased under authorized repurchase program	—	(6.9)
Net borrowings and other financing activities	126.0	788.4
Net cash provided by financing activities	25.7	688.7

Effect of exchange rate changes on cash and cash equivalents	(4.5)	(5.1)

Cash and cash equivalents:
Net (decrease) increase	(219.4)	411.0
Balance at beginning of year	409.5	203.8
Balance at end of year	$190.1	$614.8

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter ended March 31,

Table A

	2021	2020

Net income per diluted share as reported	$0.66	$0.52

Adjustments:
Rationalization charges	0.08	0.02
Costs attributed to announced acquisitions	—	0.02
Loss on early extinguishment of debt	0.01	0.01
Adjusted net income per diluted share	$0.75	$0.57

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Second Quarter,			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2021	2021	2020	2021	2021	2020

Net income per diluted share as estimated
for 2021 and as reported for 2020	$0.75	$0.85	$0.70	$3.20	$3.35	$2.77

Adjustments:
Rationalization charges	—	—	0.01	0.09	0.09	0.11
Costs attributed to announced acquisitions	—	—	0.12	—	—	0.15
Purchase accounting write-up of inventory	—	—	0.02	—	—	0.02
Loss on early extinguishment of debt	—	—	—	0.01	0.01	0.01
Adjusted net income per diluted share
as estimated for 2021 and presented for 2020	$0.75	$0.85	$0.85	$3.30	$3.45	$3.06

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.